Exhibit No. 23.2

CONSENT OF KPMG LLP

To the Board of Directors
Alberto-Culver Company

We consent to the use of our reports dated October 22, 2002, incorporated by reference herein, with respect to the consolidated financial statements of Alberto-Culver Company and subsidiaries as of September 30, 2002 and 2001 and for each of the years in the three-year period ended September 30, 2002, and the financial statement schedule for the three-year period ended September 30, 2002.

Our reports refer to a change in accounting for goodwill and trade names in the year ended September 30, 2002.

/s/ KPMG LLP

Chicago, Illinois
January 22, 2003

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